EXHIBIT 99.1

FOR IMMEDIATE RELEASE - April 27, 2004
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Stockton, California

"First Quarter Growth of 17% for Service 1st Bancorp"

April 27, 2004

John O. Brooks, Chairman/CEO, of Service 1st Bancorp announced that the growth of assets was 17% for the quarter ending March 31, 2004 and a 39% increase over March 31, 2003. Total consolidated assets at March 31, 2004 were $129,374,333 versus $93,132,965 on March 31, 2003. Total deposits increased to $119,937,344 as compared to $84,630,520 at March 31, 2003 for a gain of 42%. Net loans at March 31, 2004 increased to $58,655,788 as compared to $46,209,058 at March 31, 2003. First quarter consolidated net income was $268,757 as compared to $44,476 for the first quarter of 2003. This represents an increase of over 504%. Basic net income per share for the quarter ended March 31, 2004 was $.23 compared to $.04 for the first quarter of 2003. Diluted net income per share for the quarter ended March 31, 2004 was $.22 compared to $.04 for the first quarter of 2003.

"The growth of the Bank has reached a level of critical mass that allows for more efficiency and the resulting growth in income" said Mr. Brooks.

The growth of the wholly owned subsidiary, Service 1st Bank, has driven the consolidated results. Service 1st Bank serves small businesses, municipalities, professionals and sophisticated individuals who appreciate high quality, individualized service. Service 1st Bank has two operating offices in Stockton and Tracy and a loan production office in Castro Valley.

Any inquiries may be directed to John Brooks at (209) 820-7953 or Bryan Hyzdu at
(209) 644-7807.


Forward Looking Statements
This press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and Service 1st Bancorp's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in Service 1st Bancorp's business as described in such reports.


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